As filed with the Securities and Exchange Commission on June 7, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

BUNGE LIMITED

(Exact name of Registrant as specified in its charter)

Bermuda	98-0231912
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

50 Main Street

White Plains, NY 10606

(Address of Principal Executive Offices, Zip Code)

BUNGE LIMITED 2016 EQUITY INCENTIVE PLAN

(Full title of the plan)

Carla L. Heiss

Deputy General Counsel, Chief Compliance Officer and Secretary

Bunge Limited

50 Main Street

White Plains, New York 10606

(914) 684-2800

(Name and address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares, par value $0.01 per share	5,800,000	$67.11	$389,238,000	$39,196.27 (2)

(1)	This registration statement on Form S-8 (this “Registration Statement”) covers Common Shares, par value $0.01, of Bunge Limited (the “Registrant”) available for issuance under the Bunge Limited 2016 Equity Incentive Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of Common Shares that may become issuable under the Plan as a result of any stock dividend, stock split, recapitalization or similar transaction specified in the Plan.

(2)	Estimated solely for calculating the amount of the registration fee pursuant to Rules 457(h) and 457(c) under the Securities Act, the proposed maximum offering price is based on the average of the high and low prices of the Common Shares as reported on the New York Stock Exchange on June 1, 2016.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*   The documents containing the information specified in Part I of this Registration Statement will be sent or given to participants in the Plan pursuant to Rule 428 (b)(1) of the Securities Act. The Registrant is not required to file these documents with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

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Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Commission pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated herein by reference and made part of this Registration Statement, excluding any information furnished under Items 2.02 or 7.01 of any Current Report on Form 8-K, any furnished exhibit related to such information, and any other information that is furnished and not filed:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed on February 25, 2016;

(b)	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2016, filed on April 28, 2016;

(c)	The Registrant’s Current Reports on Form 8-K filed on April 28, 2016; May 19, 2016; May 26, 2016; and May 27, 2016; and

(d)	The description of the Registrant’s Common Shares contained in the Registration Statement on Form 8-A (No. 333-65026), filed on July 30, 2001 (the “Form 8-A”), except to the extent that such description has been superseded by the description set forth in the (i) Registration Statement on Form F-1, as amended (No. 33-181322), filed on March 8, 2002 and (ii) Registration Statement on Form S-3, as amended (No. 333-138662), filed on March 12, 2008.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished under Items 2.02 or 7.01 of any Current Report on Form 8-K, any furnished exhibit related to such information, and any other information that is furnished and not filed), subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant is a Bermuda exempted company.  Section 98 of the Companies Act 1981 of Bermuda (the “Companies Act”) provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law otherwise would be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to Section 281 of the Companies Act. In addition, Section 98 of the Companies Act provides that a company may advance monies to a director, officer or auditor for the costs, charges and expenses incurred by such director, officer or auditor in defending any civil or criminal proceedings against them, on condition that such person shall repay the advance if any allegation of fraud or dishonesty is proved against them.

The Registrant has adopted provisions in its bye-laws that provide that the Registrant shall indemnify its officers and directors and any person appointed to a committee by our board of directors in respect of their actions and omissions in relation to any of the affairs of the Registrant, except in respect of their fraud or dishonesty. The Registrant’s bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the Registrant, against any of the Registrant’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. The indemnification provided in the Registrant’s bye-laws is not exclusive of other indemnification rights to which a director or officer may be entitled, provided these rights do not extend to his or her fraud or dishonesty.

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Section 98A of the Companies Act permits the Registrant to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not the Registrant may otherwise indemnify such officer or director.

The Registrant maintains standard policies of insurance under which coverage is provided (a) to its directors, secretaries and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to the Registrant with respect to payments which may be made by the Registrant to such directors and officers pursuant to the above indemnification provision or otherwise as a matter of law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits

The Exhibits listed on the accompanying Exhibit Index are filed as part hereof, or incorporated by reference to prior filings with the Commission into, this Registration Statement.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of White Plains, State of New York, as of May 26, 2016.

BUNGE LIMITED

By:	/s/ SOREN SCHRODER
	Name:	Soren Schroder
	Title:	Chief Executive Officer

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POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Soren Schroder, Andrew J. Burke and Carla L. Heiss, jointly and severally his or her true and lawful attorneys-in-fact, each with full power of substitution, for him or her in any and all capacities, to sign this Registration Statement and any and all amendments (including post-effective amendments) and registrations statements filed pursuant to Rule 462 under the Securities Act, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done and hereby ratifying and confirming all that each of said attorneys-in-fact, or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed as of the 26th day of May, 2016 by the following persons in the capacities indicated.

Signature	Title

/s/ SOREN SCHRODER	Chief Executive Officer and Director
Soren Schroder

/s/ ANDREW J. BURKE	Chief Financial Officer (Principal Financial Officer)
Andrew J. Burke

/s/ J. MATTHEWS SIMMONS, JR.	Controller and Principal Accounting Officer
J. Matthews Simmons, Jr.

/s/ ERNEST G. BACHRACH	Director
Ernest G. Bachrach

/s/ ENRIQUE H. BOILINI	Director
Enrique H. Boilini

/s/ CAROL M. BROWNER	Director
Carol M. Browner

/s/ PAUL CORNET DE WAYS-RUART	Director
Paul Cornet de Ways-Ruart

/s/ WILLIAM ENGELS	Director
William Engels

/s/ ANDREW FERRIER	Director
Andrew Ferrier

/s/ KATHLEEN HYLE	Director
Kathleen Hyle

/s/ L. PATRICK LUPO	Director and Chairman of the Board of Directors
L. Patrick Lupo

/s/ JOHN E. MCGLADE	Director
John E. McGlade

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Exhibit Index

Exhibit No.	Description of Document

4.1	Memorandum of Association of the Registrant (previously filed as an exhibit to the Registration Statement on Form F-1 (No. 333-65026), filed on July 13, 2001 and incorporated herein by reference).

4.2	Certificate of Deposit of Memorandum of Increase of Share Capital (previously filed as an exhibit to the Quarterly Report on Form 10-Q, filed on August 11, 2008 and incorporated herein by reference).

4.3	Registrant’s Bye-laws (amended as of May 23, 2008) (previously filed as an exhibit to the Quarterly Report on Form 10-Q, filed on August 11, 2008 and incorporated herein by reference).

4.4	Amendment to Registrant’s Bye-laws (amended as of May 25, 2016) (previously filed as Appendix C to the proxy statement on Schedule 14A, filed on April 15, 2016 and incorporated herein by reference).

4.5	Bunge Limited 2016 Equity Incentive Plan (previously filed as Appendix B to the proxy statement on Schedule 14A, filed on April 15, 2016 and incorporated herein by reference).

5*	Opinion and Consent of Conyers Dill & Pearman Limited as to the legality of the common shares being registered.

23.1*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Conyers Dill & Pearman Limited (included in its opinion filed as Exhibit 5).

24*	Power of Attorney (included on the signature pages to this Registration Statement).

____________________

* Filed herewith.

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